Exhibit: 99.1

NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-571-1624

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Reports 80% Revenue Growth
-144% Gross Profit Improvement and Positive Cash Flow from Operations Achieved-

San Antonio, Texas – June 10, 2010 – ATSI Communications, Inc. (OTCBB:ATSX) today announced financial results for the third fiscal quarter ended April 30, 2010.   The Company reported revenue of $6.5 million and gross profit of $485,000 for the quarter vs. $3.6 million in revenue and $199,000 in gross profit for the same period in its previous fiscal year.  This represents a year-over-year improvement of 80% in revenue and 144% in gross profit.  In addition to increased revenue and gross profit, the Company produced positive cash flow from operations for the third quarter.  Adjusted for non-cash items, non-GAAP net income for the third fiscal quarter of 2010 was $68,000 vs. a non-GAAP net loss of $304,000 for the third fiscal quarter of 2009.  The Company incurred $81,000 in non-cash expenses during the quarter ended April 30, 2010 that included depreciation, amortization, interest, and stock based compensation.

Arthur L. Smith, CEO of ATSI, stated, “We are pleased to report the significant improvements in revenue and gross profit for the period.  We also delivered on a key objective by producing positive cash flow from operations for the quarter while returning to a growth mode.”  Mr. Smith added, "We are fortunate to participate in a growing voice market that is rapidly shifting from the traditional phone network to voice over Internet protocol.  We will continue with our objective of increasing ATSI’s market share of the global market for voice communications that includes international VoIP transport and hosted VoIP applications.”

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of ATSI’s on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors.

Net income (loss) before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The accompanying table includes a detailed reconciliation of net income (loss) reported in accordance with GAAP to net income (loss) before non-cash items.

ATSI Communications, Inc., through its wholly owned subsidiary, Digerati Networks, Inc., has emerged as  a premier provider of global VoIP services serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America.  Over the course of a decade, Digerati has established over 200 global partnerships with foreign carriers and emerging operators in more than 50 countries.  In Mexico, the Company's minority-owned subsidiary operates under a 30-year government issued telecommunications license.   In addition to global VoIP transport, Digerati provides enhanced VoIP applications including a fully hosted IP/PBX service, SIP trunking, and customized VoIP solutions for specialized applications. The Company's customer base includes traditional telecommunication carriers, mobile operators, VoIP service providers, calling card companies, Internet service providers, and data service integrators.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.

ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share amounts)

	Three months ended April 30,
	2010	2009
OPERATING REVENUES:
VoIP services	$6,574	$3,660

Total operating revenues	6,574	3,660

OPERATING EXPENSES:
Cost of services (exclusive of depreciation and amortization)	6,089	3,461
Selling, general and administrative expense (exclusive of legal and professional fees)	368	455
Legal and professional fees	52	61
Bad debt expense	-	-
Depreciation and amortization expense	44	33
Total operating expenses	6,553	4,010

OPERATING INCOME (LOSS)	21	(350)

OTHER INCOME (EXPENSE):
Gain on early extinguishment of debt	-	-
Investment loss	-	(15)
Interest expense	(34)	(53)
Total other expense	(34)	(68)

NET LOSS	(13)	(418)

Net loss applicable to noncontrolling interest	-	-

NET LOSS TO COMMON STOCKHOLDERS	$(13)	$(418)

LOSS PER SHARE TO COMMON STOCKHOLDERS - BASIC AND DILUTED	$(0.00)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	45,504,120	39,892,157

NET LOSS TO COMMON STOCKHOLDERS, as reported:	$(13)	$(418)

EXCLUDING NON-CASH ITEMS:
ADD:
Non-cash stock-based compensation, employees	3	13
Bad debt expense	-	-
Depreciation and amortization	44	33
Investment loss	-	15
Interest expense	34	53
MINUS:
Gain on early extinguishment of debt	-	-
Net loss applicable to noncontrolling interest	-	-

NET INCOME (LOSS) TO COMMON STOCKHOLDERS
EXCLUDING NON-CASH ITEMS:	$68	$(304)